Exhibit 5.1

July 18, 2017

Spherix Incorporated

One Rockefeller Plaza, 11th Floor

New York, NY 10020

Re:    Registration Statement of Spherix Incorporated

Ladies and Gentlemen:

We have acted as counsel to Spherix Incorporated, a Delaware corporation (the “Company”), in connection with the registration by the Company with the United States Securities and Exchange Commission covering an underwritten public offering (the “Offering”) of up to $1,358,267 of common stock of the Company, par value $0.0001 per share (the “Common Stock”), including up to 177,165 shares that may be sold pursuant to the exercise of the underwriters’ over-allotment option, pursuant to a Registration Statement on Form S-1 initially filed by the Company with the Commission on May 24, 2017 (as amended, the “Registration Statement”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below. With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that when the Registration Statement becomes effective under the Securities Act of 1933, as amended (the “Act”), and when the Offering is completed as contemplated by the Registration Statement, the Common Stock will be validly issued, fully paid and non-assessable.

We are opining solely on all applicable statutory provisions of Delaware corporate law, including the rules and regulations underlying those provisions. Our opinion is based on these laws as in effect on the date hereof and as of the effective date of the Registration Statement, and we assume no obligation to revise or supplement this opinion after the effective date of the Registration Statement should the law be changed by legislative action, judicial decision, or otherwise. We express no opinion as to whether the laws of any other jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any other federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP